NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the Securities and Exchange Commission ('SEC') of its intention to remove the entire class of Common Stock (the 'Common Stock') of C&J Energy Services Ltd. (the 'Company') from listing and registration on the Exchange at the opening of business on August 22, 2016, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. The Exchange reached its decision pursuant to Section 802.01D of the Listed Company Manual (the 'Manual') based on the Company's July 20, 2016 announcement that it commenced cases for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. 1. Section 802.01D of the Manual states that the Exchange would normally give consideration to suspending or removing from the list a security of a company when the exchange receives authoritative advice that the security is without value. 2. Based on the Company's July 20, 2016 announcement mentioned above, on July 20, 2016, the Exchange determined that the Common Stock of the Company should be suspended immediately from trading, and directed the preparation and filing with the SEC of this application for the removal of the Common Stock from listing and registration on the Exchange. The Company was notified by phone and by letter on July 20, 2016. 3. Pursuant to the above authorization, a press release was issued on July 20, 2016 and an announcement of the suspension of trading in the Common Stock was made on the 'ticker' of the Exchange. Similar information was included on the Exchange's website. 4. The Company had a right to appeal to the Committee for Review of the Board of Directors of NYSE Regulation the determination to delist its Common Stock, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of delisting determination. The Company did not file such request within the specified time period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.